EXHIBIT 4.3

UNITED BANCSHARES, INC.

2016 STOCK OPTION PLAN

1.           Purposes: The purposes of this Plan are: (i) to secure for United Bancshares, Inc. and its Subsidiaries the benefits of incentives inherent in ownership of Shares by Eligible Persons; (ii) to encourage Eligible Persons to increase their interest in the future growth and prosperity of the Company and to stimulate and sustain constructive and imaginative thinking by Eligible Persons; (iii) to further the identity of interest of those who hold positions of major responsibility in the Company with the interests of the Company’s owners; and (iv) to enable the Company to compete with other organizations offering similar or other incentives in obtaining and retaining the services of competent, Eligible Persons.

2.            Definitions: Unless otherwise required by the context, the following terms when used in this Plan shall have the meanings set forth in this Section.

a.            Agreement: An Agreement between the Company and an Eligible Person which describes the form, number and terms of the Options granted to an Eligible Person pursuant to the Plan.

b.           Board of Directors: The Board of Directors of United Bancshares, Inc.

c.           Cause: Cause shall mean the occurrence, as determined by the Committee in its sole and absolute discretion, of any of the following:

i.            the failure (other than a failure resulting from an Eligible Person’s incapacity due to physical illness) by an Eligible Person to perform such duties as are reasonably imposed on him by the Committee or responsible officer(s) of the Company in its or their sole and absolute discretion, the Eligible Person’s violation of the Plan, an Agreement or any applicable employment or consulting agreement, as determined by the Committee in its sole and absolute discretion.

ii.           the willful and continued engagement by an Eligible Person in conduct which the Eligible Person knows or reasonably should know is contrary to the best interests of the Company, as determined by the Committee in its sole and absolute discretion;

iii.          an Eligible Person’s conviction of a felony which involves moral turpitude or which materially impairs such Eligible Person’s ability to perform his or her duties with the Company as determined by the Committee in its sole and absolute discretion; or

iv.          the Eligible Person’s engaging in conduct which violates any applicable law, governmental regulation or governmental executive order, which could reasonably be expected to subject the Company to a material penalty or substantial damages (for example, but without limitation thereto, sexual harassment or illegal discrimination).

d.          Change of Control: The occurrence of the earliest to occur of any one of the following events on or after the adoption of this Plan by the Board of Directors: (i) one Person (or more than one Person acting as a group) acquires ownership of the Shares of the Company that, together with the Shares held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the Shares of the Company; provided, that, a Change in Control shall not occur if any Person (or more than one Person acting as a group) owns more than 50% of the total fair market value or total voting power of the Company's Shares and acquires additional Shares; (ii) one Person (or more than one person acting as a group) acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) ownership of the Company's Shares possessing 50% or more of the total voting power of the stock of such corporation; (iii) a majority of the members of the Board of Directors are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board of Directors before the date of appointment or election; or (iv) one person (or more than one person acting as a group), acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately before such acquisition(s). For purposes of this definition, a “Person” shall mean any individual, firm, company, partnership, other entity or group, and the terms “Affiliate” or “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as in effect on the date the Plan is approved by the Board of Directors of the Company and becomes effective. Notwithstanding the foregoing, a Change of Control shall not occur as a result from any (a) acquisition by the Company or any Subsidiary, (b) acquisition by any employee benefit plan sponsored or maintained by the Company or any Subsidiary, (c) transfer to a fiduciary for the benefits of the transferring owner or his spouse or lineal descendants, or (d) transfer by will or by operation of the laws of descent and distribution.

e.            Code: The Internal Revenue Code of 1986, as amended.

f.           Committee: The Board of Director’s Compensation Committee, or if no Compensation Committee has been established, the Board of Directors. Except as otherwise determined by the Board of Directors, the Compensation Committee shall consist solely of three or more Non-Employee Directors who are also Outside Directors.

g.           Company: United Bancshares, Inc., an Ohio corporation, and its Subsidiaries.

              The Board of Directors shall have discretion to determine whether or not it intends to comply with the exemption requirements of Rule 16b-3 and/or Section 162(m) of the Code. However, if the Board of Directors intends to satisfy such exemption requirements, with respect to Options to any Eligible Person and with respect to any insider subject to Section 16 of the Exchange Act, the Committee shall be a compensation committee of the Board of Directors that at all times consists solely of three or more Non-Employee Directors who are also Outside Directors. Within the scope of such authority, the Board of Directors or the Committee may (i) delegate to a Committee who are not Outside Directors the authority to grant Options to Eligible Persons who are not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code or (ii) delegate to a committee of one or more members of the Board of Directors who are not Non-Employee Directors the authority to grant Options to Eligible Persons who are not then subject to Section 16 of the Exchange Act. Nothing herein shall create an inference that an Option is not validly granted under the Plan in the event Options are granted under the Plan by Committee that does not at all times consist solely of three or more Non-Employee Directors who are also Outside Directors.

h.           Eligible Person: A key employee who in the opinion of the Committee can and does contribute significantly to the growth and successful operations of the Company. The recommendation of the grant of an Option to such person by the Committee shall be deemed a determination by the Committee that such person is an Eligible Person.

i.            Fair Market Value: As of any date, the value of the Shares as determined below. If the Shares are listed on any established stock exchange or a national market system, including without limitation, the NASDAQ Stock Market, the Fair Market Value shall be the closing price of a Share (or if no sales were reported the closing price on the date immediately preceding such date) as quoted on such exchange or system on the day of determination, as reported in the Wall Street Journal. In the absence of an established market for the Shares, the Fair Market Value shall be determined in good faith by the Committee and such determination shall be conclusive and binding on all persons.

j             Good Reason: The occurrence of an event which: (i) if an Eligible Person is a party to an employment or service agreement with the Company or any of its Subsidiaries and such agreement provides for a definition of Good Reason, meets the definition contained therein; or (ii) if no such agreement exists or if such agreement does not define Good Reason, is one or more of the following without the Eligible Person’s express written consent, which circumstances are not remedied by the Company within thirty (30) days of its receipt of a written notice from the Eligible Person describing the applicable circumstances (which notice must be provided by the Eligible Person within ninety (90) days of the Eligible Person’s knowledge of the applicable circumstances): (a) any material, adverse change in the Eligible Person’s duties, responsibilities, authority, title, status or reporting structure; (b) a material reduction in the Eligible Person’s base salary or bonus opportunity; or (c) a geographical relocation of the Eligible Person’s principal office location by more than fifty (50) miles.

k.            Non-Employee Director: A member of the Board of Directors who is a "non-employee director" within the meaning of Rule 16b-3.

l.             Option: An option to purchase Shares which is granted to an Eligible Person under this Plan pursuant to the terms of an Agreement.

m.          Outside Director: A member of the Board of Directors who is an "outside director" within the meaning of Section 162(m) of the Code and Treasury Regulations Section 1.162-27(e)(3) or any successor to such statute and regulation.

n.           Performance Goals: For a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria. The Committee is authorized at any time during the first 90 days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code), or at any time thereafter (but only to the extent the exercise of such authority after such period would not cause the Option granted to any Eligible Person for the Performance Period to fail to qualify as "performance-based compensation" under Section 162(m) of the Code), in its sole and absolute discretion, to adjust or modify the calculation of a Performance Goal for such Performance Period to the extent permitted under Section 162(m) of the Code in order to prevent the dilution or enlargement of the rights of Eligible Persons based on the following events:  (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (iv) any reorganization and restructuring programs; (v) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 (or any successor or pronouncement thereto) and/or in management's discussion and analysis of financial condition and results of operations appearing in the Company's annual report to shareholders for the applicable year; (vi) acquisitions or divestitures; (vii) any other specific unusual or nonrecurring events, or criteria determinable category thereof; and (viii) a change in the Company's fiscal year.

o.           Performance Criteria: The criterion or criteria that the Committee may, but is not required, select for Performance Goal(s) over a Performance Period with respect to any Option under the Plan. The Performance Criteria that will be used to establish the Performance Goal(s) shall be based on the attainment of specific levels of performance of the Company (or Subsidiary, division, business unit or operational unit of the Company) and shall be limited to the following: (i) net earnings or net income (before or after taxes); (ii) basic or diluted earnings per share (before or after taxes); (iii) net revenue or net revenue growth; (iv) gross revenue; (v) gross profit or gross profit growth; (vi) net operating profit (before or after taxes); (vii) return on assets, capital, invested capital, equity, or sales; (viii) cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital); (ix) earnings before or after taxes, interest, depreciation and/or amortization; (x) gross or operating margins; (xi) improvements in capital structure; (xii) budget and expense management; (xiii) productivity ratios; (xiv) economic value added or other value added measurements; (xv) share price (including, but not limited to, growth measures and total shareholder return); (xvi) expense targets; (xvii) margins; (xviii) operating efficiency; (xix) working capital targets; (xx) enterprise value; (xxi) safety record; and (xxii) completion of acquisitions or business expansion.

Any one or more of the Performance Criteria may be used on an absolute or relative basis to measure the performance of the Company and/or a Subsidiary as a whole or any division, business unit or operational unit of the Company and/or a Subsidiary or any combination thereof, as the Committee may deem appropriate, or as compared to the performance of a group of comparable companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Committee may select Performance Criterion above as compared to various stock market indices.

The Committee also has the authority to provide for accelerated vesting of any Option based on the achievement of Performance Goals pursuant to the Performance Criteria specified in this paragraph. To the extent required under Section 162(m) of the Code, the Committee shall, within the first 90 days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code), define in an criteria fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period.

Should the Committee desire to issue “performance-based compensation” under Section 162(m) of the Code, the Performance Criteria upon which the Option may be subject to must obtain shareholder approval at least every five years. Notwithstanding the preceding sentence, in the event that applicable tax and/or securities laws change to permit the Committee discretion to alter the governing Performance Criteria without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval.

p.          Performance Period:  The one or more periods of time, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining an Eligible Person's right to and the payment of an Option subject to Performance Goals.

q.            Plan: The United Bancshares, Inc. 2016 Stock Option Plan herein set forth and as the same may from time to time be amended.

r.             Shares: Shares of United Bancshares, Inc. common stock, without par value.

s.            Subsidiary: A company or other entity designated by the Committee, at any time, in which the Company has a significant equity interest.

t.           Termination of Employment or Terminates Employment: A “separation from service,” within the meaning of Code §409A and Treasury Regulation §1.409A-1(h), by an Eligible Person from the Company and all Subsidiaries.

3.           Grants of Options:

a.           Subject to the provisions of this Plan, the Committee (subject to Board approval as required by the terms of the Charter of the Compensation Committee) may at any time, or from time to time, grant Options under this Plan to, and only to, Eligible Persons.

b.           Options contingently granted prior to the approval of this Plan by the Company’s Committee but subject to such approval shall be deemed to be granted hereunder as of the date of such approval.

4.            Shares Subject to this Plan:

a.           The aggregate number of Shares which may be granted under this Plan or to any one Eligible Person shall not exceed 250,000 Shares.

b.           Any Shares granted in connection with an Option shall be counted against this limit as one Share for every one Option awarded. During the term of any outstanding Option, the Company shall keep available at all times the number of Shares required to satisfy such Options.

c.           The Shares issued in connection with this Plan may be either authorized but unissued shares or treasury shares with the Committee to make the decision as to which type of Shares are to be issued.

5.            Options: Options shall be subject to the following provisions:

a.          The exercise price for an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (a) in cash or by certified or bank check at the time the Option is exercised; or (b) in the discretion of the Committee, upon such terms as the Committee shall approve, exercise price may be paid: (i) by delivery to the Company of other Shares, duly endorsed for transfer to the Company, with a Fair Market Value on the date of delivery equal to the exercise price (or portion thereof) due for the number of Shares being acquired, or by means of attestation whereby the Eligible Person identifies for delivery specific Shares that have an aggregate Fair Market Value on the date of attestation equal to the exercise price (or portion thereof) and receives a number of Shares equal to the difference between the number of Shares thereby purchased and the number of identified attestation Shares; (ii) a "cashless" exercise program established with a broker; (iii) by reduction in the number of Shares otherwise deliverable upon exercise of such Option with a Fair Market Value equal to the aggregate exercise price at the time of exercise; (iv) any combination of the foregoing methods; or (v) in any other form of legal consideration that may be acceptable to the Committee. Unless otherwise specifically provided in the Option, the exercise price of Shares acquired pursuant to an Option that is paid by delivery (or attestation) to the Company of other Shares acquired, directly or indirectly from the Company, shall be paid only by Shares that have been held for more than six months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes). Notwithstanding the foregoing, during any period for which the Shares are publicly traded (i.e., the common stock is listed on any established stock exchange or a national market system) an exercise by an employee that involves or may involve a direct or indirect extension of credit or arrangement of an extension of credit by the Company, directly or indirectly, in violation of Section 402(a) of the Sarbanes-Oxley Act of 2002 shall be prohibited with respect to any Eligible Person under this Plan.

b.          Each Agreement shall specify the period during which the Options may be exercised and shall provide that the Options shall expire at the end of such period (or periods); provided that such expiration date shall not be later than ten years from the date of grant thereof. Unless otherwise provided in the Option, an Option, to the extent it is or becomes exercisable, may be exercised at any time in whole or in part until the expiration or termination of the Option. Provided, however, that the date of exercise of an Option shall be determined under procedures established by the Committee. Any term or provision in any outstanding Option specifying that the Option not be immediately exercisable or that it be exercisable in installments may be modified at any time during the life of the Option by the Committee, provided, however, no such modifications of an outstanding Option shall, without the consent of the optionee, adversely affect any Option theretofore granted to the optionee.

c.          Subject to the expiration of and the termination of Options under an Agreement, each Option shall be exercisable during the life of the optionee only by the optionee and, after the optionee’s death, only by the optionee’s estate or by a person who acquired the right to exercise the Option by will or the laws of descent and distribution. An Option, to the extent that it is vested and not exercised, shall terminate at the close of business on the ninetieth day following the date the optionee Terminates Employment, unless the optionee Terminates Employment because of (i) Cause, (ii) resignation with the consent of the Committee (which consent may be given before or after resignation), or (iii) by reason of death or incapacity (as determined by the Committee). If an optionee Terminates Employment for Cause, then any Option granted shall immediately terminate. Except as provided in the next sentence, if the optionee Terminates Employment without Cause, the Option shall terminate ninety days after the optionee Terminates Employment. If the optionee Terminates Employment by reason of death or incapacity (as determined by the Committee), or if the optionee should die during the ninety day period referred to in the preceding sentence, the Option shall terminate one-year after the optionee Terminates Employment due to such event. In the event of death or incapacity (as determined by the Committee), each Option held by an optionee shall immediately vest and be exercisable, subject to the limitations contained herein. Notwithstanding the foregoing provisions of this paragraph (c) or any other provisions of this Plan, no Option shall be exercisable after expiration of the term for which the Option was granted, which shall in no event exceed ten years.

d.           Options shall be granted for such lawful consideration as the Committee shall determine. No Option may be granted with an exercise price which is below the Fair Market Value of a Share on the date of the grant.

e.           No Option nor any right thereunder may be assigned or transferred by the optionee except by will or the laws of descent and distribution.

f.            Each Option shall be evidenced by a written Agreement, which shall contain such terms and conditions (including, without limitation, Performance Goals, if any), and shall be in such form, as the Committee may determine, provided the Agreement is consistent with this Plan and incorporates it by reference. Notwithstanding the preceding sentence, an Agreement if so recommended by the Committee may include restrictions and limitations in addition to those provided for in this Plan.

g.           Each Option may, but need not, vest and therefore become exercisable in periodic installments that may, but need not, be equal. The vesting provisions of Options may vary, however, the vesting provisions of Options shall be in an Agreement. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on attainment of Performance Goals) as the Committee may deem appropriate. No Option may be exercised for a fraction of a Share.

h.           Any federal, state or local withholding taxes payable by an optionee upon the exercise of an Option shall be paid in cash or, unless otherwise provided by the Committee, by the surrender of Shares or the withholding of Shares to be issued to the optionee, or in any combination thereof, or in such other form as the Committee may authorize from time to time. Provided, however, that all such Shares so surrendered or withheld shall be valued at the Fair Market Value for the date on which they are surrendered or withheld, and the number of Shares surrendered or withheld shall not exceed the number of such Shares necessary to satisfy the withholding obligation.

6.           Adjustment Provisions: In the event that any recapitalization, reclassification, or any similar transaction shall be effected, or the outstanding Shares are, in connection with a merger or consolidation of the Company or a sale by the Company of all or a part of its assets, exchanged for a different number or class of Shares or other securities of the Company or for shares of stock or other securities of any other company, or a record date for determination of holders of Shares entitled to receive a share split or a dividend payable in Shares shall occur, (i) the number of Shares or other securities that may be issued or transferred pursuant to Options or with respect to which a cash payment pursuant to the Option is determinable, (ii) the number and class of Shares or other securities which have not been issued or transferred under outstanding Options, (iii) the purchase price to be paid per Share or other security under outstanding Options, and (iv) the price to be paid by the Company or a Subsidiary for Shares or other securities issued or transferred pursuant to Options which are subject to a right of the Company or a Subsidiary to reacquire such Shares or other securities, shall in each case be equitably adjusted. Any adjustments made under this Section shall be made in a manner which does not adversely affect the exemption provided pursuant to Rule 16b-3 under the Exchange Act. Further, with respect to Options intended to qualify as "performance-based compensation" under Section 162(m) of the Code, any adjustments or substitutions will not cause the Company to be denied a tax deduction on account of Section 162(m) of the Code. The Company shall give each Eligible Person notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.

7.           Change In Control:   During the period beginning three months prior to the effective date of any Change of Control and ending on the first anniversary of such a Change of Control, one hundred percent (100%) of the Options granted herein to Eligible Persons which have then been outstanding hereunder for at least six months and which remain outstanding hereunder shall vest and become payable in the event that: (i) the Company or a Subsidiary Terminates Employment of the Eligible Person involuntarily for any reason other than Cause; or (ii) the Eligible Person Terminates Employment voluntarily for any Good Reason. Such acceleration shall occur without regard to any limitation imposed by the Plan or the Committee at the time the Option was granted.

In addition, in the event of a Change in Control, the Committee may in its discretion and upon at least 10 days' advance notice to the affected persons, cancel any outstanding Options and pay to the holders thereof, in cash or stock, or any combination thereof, the value of such Options based upon the price per Share received or to be received by other shareholders of the Company in connection with the Change in Control. In the case of any Option with an exercise price that equals or exceeds the price paid for a Share in connection with the Change in Control, the Committee may cancel the Option without the payment of consideration therefor.

8.           Term: This Plan shall be deemed adopted and shall become effective on the date it is approved and adopted by the shareholders of the Company. This Plan shall remain in effect until such time as it is terminated by the Committee; provided, however, that the term of the Plan shall not extend longer than the earliest of: (i) the expiration of the ten (10)-year period measured from the date the Plan is adopted by the Board of Directors; (ii) the date on which all Shares available for issuance under the Plan have been issued and cannot again become available for grant under this Plan by operation of no longer being exercisable or payable by expiration, termination or forfeiture; or (iii) the termination of all outstanding Options in connection with a Change in Control. All Options outstanding at the time of a clause (i) termination event shall continue to have full force and effect in accordance with the provisions of the Agreement related to those Options.

9.            Administration:

a.          The Plan shall be administered by the Committee. Grants of Options may be recommended by the Committee either with or without consultation with employees or officers of the Company, but, anything in this Plan to the contrary notwithstanding, the Committee shall have full authority to act in the matter of selection of all Eligible Persons and in recommending Options to be granted to them.

b.           Subject to the provisions of this Plan, the Committee shall specify in each Agreement the terms of each Option, including, where applicable, the exercise price, any provisions regarding redemption or forfeiture of Options or Shares, acceleration or extension of exercise dates, and such other matters as the Committee determines to be appropriate. The Committee may establish such rules and regulations, not inconsistent with the provisions of this Plan, as it deems necessary to determine eligibility to participate in this Plan and for the proper administration of this Plan, and may amend or revoke any rule or regulation so established. The Committee may make such determinations and interpretations under or in connection with this Plan as it deems necessary or advisable. All such rules, regulations, determinations and interpretations shall be binding and conclusive upon the Company, its shareholders and all employees, and upon their respective legal representatives, beneficiaries, successors and assigns and upon all other persons claiming under or through any of them.

c.           Members of the Committee acting under this Plan shall be indemnified, if applicable, in accordance with the terms of the Company’s Articles of Incorporation and Code of Regulations.

10.         Changes in Form or Acquisitions: If the Company should, either pursuant to an initial public offering or otherwise, merge or consolidate, or purchase or exchange stock or assets with another entity, the Company in connection therewith, upon the recommendation and approval of the Committee, (i) may assume, in whole or in part and with or without modifications or conditions, any ownership incentives granted by such other entity to its employees, in their capacity as such, (ii) may grant new Options in substitution therefore; provided that the granting of an Option with the terms and conditions of the assumed or substitute Options is permissible under this Plan, or (iii) may cause such other entity to assume the obligations of the Plan and substitute ownership incentives in such other entity for the Options granted hereunder, provided that such assumption shall not, without the consent of the Eligible Person, adversely affect any Option theretofore granted to such Eligible Person.

11.          Withholding Obligations: To the extent provided by the terms of an Agreement and subject to the discretion of the Committee, the Eligible Person may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of Shares under an Agreement by any of the following means (in addition to the Company's right to withhold from any compensation paid to the Eligible Person by the Company) or by a combination of such means: (a) tendering a cash payment; (b) authorizing the Company to withhold Shares from the Shares otherwise issuable to the Eligible Person as a result of the exercise or acquisition of Shares under an Agreement, provided, however, that no Shares are withheld with a value exceeding the minimum amount of tax required to be withheld by law; or (c) delivering to the Company previously owned and unencumbered Shares.

12.         Section 409A of the Code: The Plan is intended to be exempt from the application of Section 409A of the Code and all guidance promulgated thereunder to implement Section 409A of the Code. In accordance therewith, any payments described in the Plan that are due within the "short-term deferral period" as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable laws require otherwise. However, to the extent that intention is not fulfilled and the grant of an Option becomes subject to Section 409A of the Code, the Plan shall be interpreted and administered to be in compliance therewith. In such an instance, notwithstanding anything to the contrary in the Plan, to the extent required to avoid accelerated taxation and tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six (6) month period immediately following the Eligible Person’s Termination from Employment shall instead be paid on the first payroll date after the six-month anniversary of the Eligible Person’s Termination from Employment (or the Eligible Person’s death, if earlier). Notwithstanding the foregoing, neither the Company nor the Committee shall have any obligation to take any action to prevent the assessment of any excise tax or penalty on any Eligible Person under Section 409A of the Code and neither the Company nor the Committee will have any liability to any Eligible Person for such tax or penalty.

13.         Section 16: It is the intent of the Company that the Plan satisfy, and be interpreted in a manner that satisfies, the applicable requirements of Rule 16b-3 as promulgated under Section 16 of the Exchange Act so that Eligible Persons will be entitled to the benefit of Rule 16b-3, or any other rule promulgated under Section 16 of the Exchange Act, and will not be subject to short-swing liability under Section 16 of the Exchange Act. Accordingly, if the operation of any provision of the Plan would conflict with the intent expressed in this Section, such provision to the extent possible shall be interpreted and/or deemed amended so as to avoid such conflict.

14.          General Provisions:

a.           Nothing in this Plan nor in any instrument executed pursuant hereto shall confer upon any employee any right to continue in his or her relationship with the Company, or shall affect the right of the Company to terminate any employee at any time with or without cause.

b.           No Shares shall be issued or transferred pursuant to an Option unless and until all legal requirements applicable to the issuance or transfer of such Shares have been complied with. No employee (individually or as a member of a group), and no beneficiary or other person claiming under or through him, shall have any right, title or interest in or to any Shares allocated or reserved for the purposes of this Plan or subject to any Option except as to Shares, if any, as shall have been issued or transferred to him.

c.          During the exercise period of an Option, no person entitled to exercise any Option granted under this Plan shall have any of the rights or privileges of a shareholder with respect to any Shares issuable upon exercise of such Option until certificates representing such Shares shall have been issued and delivered or escrowed as the Committee may require.

d.          The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to all or substantially all of the assets and business of the Company and its Subsidiaries, taken as a whole.

e.           Nothing in this Plan is intended to be a substitute for, or shall preclude or limit the establishment or continuation of, any other plan, practice or arrangement for the payment of compensation or fringe benefits to employees generally, or to any class or group of employees, which the Company now has or may hereafter lawfully put into effect, including, without limitation, any retirement, pension, or group insurance plan.

f.           The invalidity or unenforceability of any provision of the Plan or an Agreement shall not affect the validity of the other provisions, and this Plan and any Agreement shall be construed in all respects as if the invalid or unenforceable provision(s) were omitted.

g.           The Company shall take all necessary or appropriate actions to ensure that all grants of Options and all exercises thereof under this Plan are in full compliance with all Federal and state securities laws.

h.          The law of the State of Ohio shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state's conflict of law rules.

15.          Amendments and Discontinuance:

a.          This Plan may be amended by the Committee.

b.          The Committee may by resolution adopted by a majority of the entire Committee discontinue this Plan.

c.          No amendment or discontinuance of this Plan by the Committee shall, without the consent of the Eligible Person, adversely affect any Option theretofore granted to him.

(signature page immediately follows)

IN WITNESS WHEREOF, the undersigned has executed this Plan effective upon adoption by the shareholders of the Company.

United Bancshares, Inc.

By:

Title:

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